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                                                                  Exhibit 10.18



July 11, 2000



Mr. David D. Howe
4120 Apple Blossom Road
Lutz, FL  33549

Dear Dave:

It is with great pleasure that I offer you the position of Senior Vice President, Customer Service Delivery and Operations (CSD&O) with Intermedia Communications Inc., at our Tampa headquarters. We anticipate that you will accept this offer and officially assume this position on July 17, 2000.

This is an important senior executive position within the company that reports directly to Dave Ruberg, Chairman, President and CEO. Your annual base salary will be $250,000 (based on 52 weeks service). This will be reviewed again on January 1, 2001.

This position has an annual management incentive compensation target opportunity of 50% of base salary ($125,000). This management incentive compensation will be prorated for 2000 and will be contingent upon the achievement of shared corporate objectives as well as the achievement of two to five individual objectives that relate to your primary responsibilities. You are expected to establish these individual objectives, with Dave's approval.

Dave, this offer includes a signing bonus of $50,000. This signing bonus will be forgiven at the rate of 1/12 per month for the 12 months following your start date. If you voluntarily terminate your employment with Intermedia prior to the end of this 12-month period, the signing bonus balance that exceeds the forgiven amount must be repaid to the Company.

This offer also includes a stock option grant covering 175,000 shares of Intermedia common stock, subject to approval by the Compensation Committee of the Board of Directors. This grant will vest in equal installments over the 60-month period commencing with the date of your employment by the Company, subject to customer terms contained in the standard incentive stock options issued by the Company under the Plan. For pricing purposes, the date of the grant will be deemed to be the date upon which the options have been approved by the Compensation Committee of the Board of Directors. In accordance with the provisions of the stock option plan and agreement, the vesting of this grant would accelerate and become fully vested upon the earlier of termination of your employment with Intermedia, without cause, following the occurrence of a change of control or one year following the occurrence of any such change of control.

As a senior vice president you are eligible for a severance package in the event that you are terminated without cause or as a result of a change in control of the Company. The severance


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package and benefits therein will be provided to you upon approval by the
Compensation Committee of the board of Directors.

As an employee of Intermedia, you will be entitled to all employee benefits:
Medical insurance, prescription drug card, dental insurance, long-term disability, life insurance, 401(k) Plan, educational reimbursement, holidays, sick leave, military leave, bereavement leave, voting time off and jury duty leave, and supplemental executive life insurance. Assuming you start on July 17, 2000, your medical benefits will be effective August 1, 2000. You will be eligible for 3 weeks of paid vacation per year.

We sincerely believe that Intermedia has an exciting future, filled with substantial opportunity for business growth and success. We also feel that you are a very talented person with significant potential to help us grow and succeed. We are excited about the prospect of you joining the Intermedia team.

Sincerely,


/s/ David C. Ruberg
------------------------------------
David C. Ruberg
Chairman, President and CEO



By signing below I accept this offer:

/s/ Davis D. Howe                         7-12-00
------------------------------------      -------
Signature                                   Date

Please return the signed offer letter to Patricia A. Kurlin, SVP Human
Resources.

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August 2, 2000



Davis D. Howe
One Intermedia Way
Tampa, FL  33647

Dear Dave:

This letter will amend the July 11, 2000 offer letter setting forth the compensation terms of your employment by the Company.

If your employment with the Company is terminated by the Company for any reason other than for cause (described below), the Company will continue to pay your base salary as in effect at the time of termination through the later of March 31, 2001 or one year following the date of termination, payable (i) for the first six months following such termination on the same dates it would have been paid had your employment continued through such later date, with the remainder paid in a lump sum at the conclusion of the initial six months, or
(ii) if your termination occurred following the occurrence of a Change of Control (defined below), in a lump sum promptly following such termination. Your entitlement to receive payments pursuant to clause (i) of the preceding sentence shall terminate and cease to be of any force or effect in the event you, directly or indirectly (whether by an entity of which you own greater than 10% of the outstanding equity interest or by which you are employed in a senior executive capacity) or otherwise knowingly hire within six months following your date of termination any employee of the Company who was employed by the Company or its subsidiaries on the date of your termination.

Cause means (i) any conduct or behavior by you that would reasonably be expected to have a material adverse affect on the Company's business or reputation, (ii) commission by you of an act involving moral turpitude or dishonesty, including fraud, (iii) your material failure to reasonably perform your duties for the Company, or (iv) your willful failure to perform or abide by any lawful directions or instructions of the Company consistent with your capacity as a senior executive of the Company.

In addition, and without limitation of any payments to be made to you pursuant to the preceding paragraph, upon the occurrence of a Change of Control of the Company, the Company shall pay to you, in a lump sum promptly following the occurrence of such a Change of Control, an amount equal to two multiplied by the sum of your base salary in effect immediately prior to the occurrence of such Change of Control, plus two multiplied by the amount of the target bonus applicable to the position held by you immediately prior to the occurrence of such Change of Control for the fiscal year of the Company in which the Change of Control occurs.

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For purposes of the preceding sentence, "Change of Control" means the sale, exchange or transfer of common stock of the Company, whether in one transaction or a series of related transactions occurring in one year, which results in an accumulation of 50% or more of the outstanding shares of common stock (on a fully diluted basis) in one holder or several affiliated holders (or any such transaction(s) occurring within six months that results in an accumulation of at least 35% of such shares of common stock (on a fully diluted basis).

Nothwithstanding anything in this letter or any other agreement to the contrary, in the event it is determined that any payments or distributions by the Company or any affiliate thereof or any other person to or for your benefit, whether paid or payable pursuant to the terms of this letter, or pursuant to any other agreement or arrangement with the Company or any such affiliate ("Payments"), would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), or any successor provision, or any interest or penalties with respect to such excise tax (the excise tax, together with any interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then you will be entitled to receive an additional payment from the Company (a "Gross-Up Payment") in an amount that after payment by you of all taxes (including, without limitation, any federal, state and local income tax and any interest or penalties imposed with respect to such taxes and any Excise Tax) imposed upon the Gross-Up Payment, you will retain an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments. The Gross-Up Payment will be paid to you prior to the time the Excise Tax is payable to you. The amount of the Gross-Up Payment will be calculated, and the time of payment will be determined, by the Company's independent accounting firm, engaged immediately prior to the event that triggered the payment, in consultation with the Company's outside legal counsel. For purposes of making calculations required by this paragraph, the accounting firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code, provided that the account firm's determinations must be made with substantial authority (within the meaning of Section 6662 of the Code). If the precise amount of the Gross-Up Payment cannot be determined on the date it is to be paid, an amount equal to the best estimate of the Gross-Up Payment will be made on that date and, within 10 days after the precise calculation is obtained, either the Company will pay any additional amount to you or you will pay any excess amount to the Company, as the case may be. If subsequently the Internal Revenue Service (the "IRS") claims that any additional Excise Tax is owing, an additional Gross-Up Payment will be paid to you within 30 days of your providing substantiation of the claim made by the IRS. After payment to you of the Gross-Up Payment, you will provide to the Company any information reasonably requested by the Company relating to the Excise Tax, you will take those actions as the Company reasonable requests to contest the Excise Tax, cooperate in good faith with the Company to effectively contest the Excise Tax and permit the Company to participate in any proceedings contesting the Excise Tax. The Company will bear and pay directly all costs and expenses (including any interest or penalties on the Excise Tax), and indemnify and hold you harmless, on an after-tax basis, from all such costs and expenses related to such contest. Should it ultimately be determined that any amount of an Excise Tax is not properly owed, you will refund to the Company the related amount of the Gross-Up Payment.

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Except as amended hereby, the terms of your original offer letter continue in full force and effect. If the foregoing is acceptable to you, please sign in the space provided below and return to me one fully executed copy of this letter. Nothing in this letter will be deemed to affect the at-will status of your continued employment by Intermedia.

                                          Intermedia Communications Inc.


                                          /s/ David C. Ruberg
                                          -------------------------------------
                                              David C. Ruberg
                                              President and CEO


Agreement with terms
of letter confirmed:


/s/ Davis D. Howe
----------------------------
Davis D. Howe